==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -------------
                                  SCHEDULE 13G

                                 (RULE 13D-102)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                 PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
             AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                                 -----------
                               (AMENDMENT NO. 3)*


                   MDU COMMUNICATIONS INTERNATIONAL, INC.
------------------------------------------------------------------------------
                                (NAME OF ISSUER)


 COMMON STOCK, PAR VALUE $0.001 PER
                SHARE                                 582828109
--------------------------------------  --------------------------------------
   (TITLE OF CLASS OF SECURITIES)                  (CUSIP NUMBER)


                                DECEMBER 31, 2006
------------------------------------------------------------------------------
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[_]  RULE 13D-1(B)
[X]  RULE 13D-1(C)
[_]  RULE 13D-1(D)

                                 ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                                     Page 1

=============================================================================

-------------------------------------------      ------------------------------
CUSIP No.            582828109              13G             Page 2
-------------------------------------------      ------------------------------

-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:        SC FUNDAMENTAL VALUE FUND, L.P.

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF   DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         1,741,580
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    1,741,580
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     1,741,580
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 3.4%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: PN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            582828109              13G             Page 3
-------------------------------------------      ------------------------------

-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:         SC FUNDAMENTAL LLC

               I.R.S. IDENTIFICATION NO. OF
               ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF   NEW YORK
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       1,741,580
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         1,741,580
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     1,741,580
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 3.4%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: OO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            582828109              13G             Page 4
-------------------------------------------      ------------------------------


-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:        SC FUNDAMENTAL VALUE BVI, LTD.

               I.R.S. IDENTIFICATION NO. OF
               ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF   BRITISH VIRGIN ISLANDS
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         1,067,420
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    1,067,420
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     1,067,420
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 2.1%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: CO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            582828109              13G             Page 5
-------------------------------------------      ------------------------------

-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:         SC-BVI PARTNERS

               I.R.S. IDENTIFICATION NO. OF
               ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF   DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       1,067,420
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         1,067,420
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     1,067,420
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 2.1%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: PN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            582828109              13G             Page 6
-------------------------------------------      ------------------------------

-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:        PMC-BVI, INC.

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF   DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       1,067,420
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
     REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         1,067,420
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     1,067,420
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 2.1%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: CO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            582828109              13G             Page 7
-------------------------------------------      ------------------------------

-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:        SC FUNDAMENTAL BVI, INC.

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF   DELAWARE
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       1,067,420
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         1,067,420
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     1,067,420
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 2.1%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: CO
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            582828109              13G             Page 8
-------------------------------------------      ------------------------------

-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:        PETER M. COLLERY

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF   UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         200*
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       2,862,000
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    200*
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         2,862,000
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     2,862,200**
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.6%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN
-------------------------------------------------------------------------------



*All of such shares are held by Mr. Collery as custodian for his children.

**Of such amount, 200 shares are held by Mr. Collery as custodian for his children.

-------------------------------------------      ------------------------------
CUSIP No.            582828109              13G             Page 9
-------------------------------------------      ------------------------------

-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:        NEIL H. KOFFLER

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF   UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       2,809,000
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         2,809,000
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     2,809,000
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.5%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            582828109              13G             Page 10
-------------------------------------------      ------------------------------

-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:         JOHN T. BIRD

               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF   UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         0
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       2,809,000
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    0
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         2,809,000
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     2,809,000
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.5%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: IN
-------------------------------------------------------------------------------

-------------------------------------------      ------------------------------
CUSIP No.            582828109              13G             Page 11
-------------------------------------------      ------------------------------

-------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSONS:    SC FUNDAMENTAL LLC EMPLOYEE SAVINGS
                                             AND PROFIT SHARING PLAN
               I.R.S. IDENTIFICATION NO. OF ABOVE
               PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) [X]
                                                                         (b) [_]
-------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF   UNITED STATES
               ORGANIZATION:

-------------------------------------------------------------------------------
    NUMBER OF      5  SOLE VOTING POWER:         53,000
      SHARES
                   ------------------------------------------------------------
   BENEFICIALLY    6  SHARED VOTING POWER:       0
     OWNED BY
                   ------------------------------------------------------------
       EACH        7  SOLE DISPOSITIVE POWER:    53,000
    REPORTING
                   ------------------------------------------------------------
   PERSON WITH     8  SHARED DISPOSITIVE         0
                      POWER:
-------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY     53,000
               OWNED BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------
      10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES:                               [  ]

-------------------------------------------------------------------------------
      11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.1%

-------------------------------------------------------------------------------
      12       TYPE OF REPORTING PERSON: EP
-------------------------------------------------------------------------------

ITEM 1.    NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           (a) and (b) This Amendment No. 3 to the Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock, par value $0.001 per share (the "Common Stock"), of MDU Communications International, Inc., a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 60-D Commerce Way, Totowa, New Jersey 07512.

ITEM 2.    NAME OF PERSON FILING

           (a) Name of Persons Filing:

               (i)  SC Fundamental Value Fund, L.P.
              (ii)  SC Fundamental LLC
             (iii)  SC Fundamental Value BVI, Ltd.
              (iv)  SC-BVI Partners
               (v)  PMC-BVI, Inc.
              (vi)  SC Fundamental BVI, Inc.
             (vii)  Peter M. Collery
            (viii)  Neil H. Koffler
              (ix)  John T. Bird and
               (x) SC Fundamental LLC Employee Savings and Profit Sharing Plan (collectively, the "Reporting Persons")

           (b) Address of Principal Business Office or, if None, Residence:

           The principal business office of each of the Reporting Persons listed in Item 2(a) is as follows:

           The principal business office of each of SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H. Koffler, John T. Bird and SC Fundamental LLC Employee Savings and Profit Sharing Plan is 747 Third Avenue, 27th Floor, New York, New York 10017.

           The principal business office of SC Fundamental Value BVI, Ltd. is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, Grand Cayman, Cayman Islands.

           (c), (d) and (e) For information with respect to citizenship of each of the Reporting Persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
           (C), CHECK WHETHER THE PERSON FILING IS:

           (a) [_] Broker or dealer registered under Section 15 of the Exchange Act;

           (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) [_] Investment company registered under Section 8 of the Investment Company Act;

           (e) [_] An investment adviser in accordance with Rule
      13d-1(b)(1)(ii)(E);

           (f) [_] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [_] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           Not applicable.

ITEM 4.    OWNERSHIP

(a) - (c) The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer, as of December 31, 2006, is incorporated herein by reference.

           The number of shares of Common Stock beneficially owned by SC Fundamental Value Fund, L.P., SC Fundamental LLC, Peter M. Collery, Neil H. Koffler and John T. Bird includes warrants to purchase 12,400 shares of Common Stock, and the number of shares of Common Stock owned by SC Fundamental Value BVI, Ltd., SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H. Koffler and John T. Bird includes warrants to purchase 7,600 shares of Common Stock. Each of these warrants are currently exercisable at an exercise price of $2.46 per share, and expire on May 28, 2007.

           The percentage ownership of each of the Reporting Persons is based on 51,234,953 shares of Common Stock outstanding as of December 19, 2006, as reported by the Issuer in its Annual report on From 10-K for the fiscal year ended September 30, 2006 filed with the Securities and Exchange Commission on December 29, 2006.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |_|.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           See Exhibit No. 2 hereto.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10.   CERTIFICATION

          (a)  Not applicable.

          (b) By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


             [The remainder of this page intentionally left blank.]

                                    SIGNATURE

           After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2007


                               SC FUNDAMENTAL VALUE FUND, L.P.

                               By:  SC Fundamental LLC, as General Partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL LLC

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL VALUE BVI, LTD.

                               By:  SC Fundamental BVI, Inc., as managing
                                    general partner of investment manager

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                                 SC-BVI PARTNERS

                               By:  SC Fundamental BVI, Inc., as managing
                                    general partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                                  PMC-BVI, INC.

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Secretary

                               SC FUNDAMENTAL BVI, INC.

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                                /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact for
                               Peter M. Collery (1)


                                /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler


                                /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact for John
                               T. Bird (2)


                               SC FUNDAMENTAL LLC EMPLOYEE SAVINGS AND
                               PROFIT SHARING PLAN

                               By:   /s/  Peter M. Collery
                                    --------------------------
                                    Peter M. Collery, Trustee





(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of ECC Capital Corporation, filed on February 14, 2007, and is incorporated herein by reference.

(2) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Bird is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is incorporated herein by reference.

                                  EXHIBIT INDEX

     Exhibit No.                Document
     -----------                --------

            1 Joint Filing Agreement, dated February 14, 2007, among SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC Fundamental Value BVI, Ltd., SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H. Koffler, John T. Bird and SC Fundamental LLC Employees Savings and Profit Sharing Plan, to file this Amendment No. 3 to the joint statement on Schedule 13G.

            2        Identity of Members of Group

                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Amendment No. 3 to the statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of MDU Communications International, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 14th day of February, 2007.


Dated:  February 14, 2007


                               SC FUNDAMENTAL VALUE FUND, L.P.

                               By:  SC Fundamental LLC, as General Partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL LLC

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Member


                               SC FUNDAMENTAL VALUE BVI, LTD.

                               By:  SC Fundamental BVI, Inc., as managing
                                    general partner of investment manager

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                                 SC-BVI PARTNERS

                               By:  SC Fundamental BVI, Inc., as managing
                                    general partner

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President

                               PMC-BVI, INC.

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Secretary


                               SC FUNDAMENTAL BVI, INC.

                               By:   /s/  Neil H. Koffler
                                    --------------------------
                                    Neil H. Koffler, Vice President


                                /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact for
                               Peter M. Collery (1)


                                /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler


                                /s/  Neil H. Koffler
                               -------------------------------
                               Neil H. Koffler as Attorney-in-Fact for John
                               T. Bird (2)


                               SC FUNDAMENTAL LLC EMPLOYEE SAVINGS AND
                               PROFIT SHARING PLAN

                               By:   /s/  Peter M. Collery
                                    --------------------------
                                    Peter M. Collery, Trustee






(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of ECC Capital Corporation, filed on February 14, 2007, and is incorporated herein by reference.

(2) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Bird is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is incorporated herein by reference.

                                                                       Exhibit 2

                          IDENTITY OF MEMBERS OF GROUP



SC Fundamental Value Fund, L.P.
SC Fundamental LLC
SC Fundamental Value BVI, Ltd.
SC-BVI Partners
PMC-BVI, Inc.
SC Fundamental BVI, Inc.
Peter M. Collery
Neil H. Koffler
John T. Bird
SC Fundamental LLC Employee Savings and Profit Sharing Plan